Exhibit 5.4

OPINION OF WHELCHEL & DUNLAP, LLP

Bingham McCutchen, LLP

399 Park Avenue

New York, NY 10022-4689

The Pantry, Inc.

1801 Douglas Drive

P.O. Box 1410

Sanford, NC 27330-1410

Re:	Registration Statement on Form S-3 of The Pantry, Inc. and the
guarantors named therein

Ladies and Gentlemen:

We have acted as special counsel in Georgia to (i) The Pantry, Inc., a Delaware corporation (the “Company”) and (ii) Kangaroo, Inc., a Georgia corporation (the “Guarantor”), in each case only in connection with a Registration Statement on Form S-3 (as such may be amended or supplemented, the “Registration Statement”) to be filed by the Company and certain subsidiaries of the Company listed as Co-Registrants in the Registration Statement, including the Guarantor, with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration for resale of up to $150,000,000 aggregate principal amount at maturity of the Company’s 3% Senior Subordinated Convertible Notes due 2012 (the “Notes”) by the holders thereof and up to 3,817,755 shares of the Company’s common stock, par value $.01 per share issuable upon conversion of the Notes.

We hereby consent to the reference to our firm in the Registration Statement, including the prospectus and any amendment or supplement thereto, under the heading “Legal Matters” and to the filing of this opinion as an exhibit to the Registration Statement. Such consent and opinion shall not be deemed to be an admission that this firm is within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission issued thereunder.

In our capacity as such counsel, we have examined forms or copies identified to our satisfaction of such corporate records, documents and other instruments furnished to us by the Guarantor as are necessary or appropriate to enable us to render the opinions expressed below. These records, documents and instruments include the Registration Statement, the Indenture, and the Guarantee executed by the Guarantor.

We also have examined copies of such corporate records, documents, certificates of public officials and certificates of officers of the Guarantor and/or the Company and other instruments furnished us as necessary or appropriate to enable us to render the opinions expressed below.

For purposes of this opinion, we have assumed, without any independent investigation or verification of any kind, (1) the due promulgation and validity of all statutes, regulations, administrative procedures, determinations, permits and orders; (2) the authenticity and completeness of all documents submitted to us as originals; (3) the conformity to authentic original documents and completeness of all documents submitted to us as certified, conformed, or photostatic copies; and (4) that the certificates of public officials dated earlier than the date hereof remain accurate from such earlier date, through and including the date hereof.

We have assumed that the parties (other than the Guarantor) to the Indenture have the requisite power and authority to enter into the Indenture; that the Indenture has been duly authorized, executed and delivered by each such party (other than the Guarantor); that valid consideration has been given by each of the parties thereto (other than the Guarantor); and that the Indenture constitutes the legal, binding and valid obligation of each such party, enforceable against each party, in accordance with its terms.

We have not undertaken any independent investigation, other than inquiring of officers or agents of the Guarantor or the Company as necessary to determine the accuracy of any statement, and no inference that we have any knowledge on any matters pertaining to such statement should be drawn from our representation of the Guarantor or the Company.

With respect to the good standing and authorization of the Guarantor to transact business in the State of Georgia, we have relied exclusively on Certificates provided to us by the Georgia Secretary of State. With respect to the authority of the Guarantor to enter into the various instruments, we have relied exclusively upon the representation of the Assistant Secretary of the Guarantor as set forth in the Assistant Secretary’s Certificate attached hereto that the Articles of Incorporation and the Bylaws examined by us, copies of which are attached to the Assistant Secretary’s Certificate, are the current governing instruments and upon the Resolutions attached hereto. We have relied exclusively upon the Incumbency Certificate attached hereto as to the identity of the current officers and directors of the Guarantor and of the authenticity of their signatures. We have relied exclusively upon the Officer’s Certificate attached hereto as to the delivery of the Indenture and Guarantee as described below.

Based upon and subject to the foregoing, and subject to the additional qualifications and limitations set forth below, we are of the opinion, as of the date hereof, that:

1. The Guarantor has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Georgia, and has corporate power and authority to own, lease and operate its property, and to conduct its business as currently conducted.

2. The Indenture has been duly authorized, executed and delivered by the Guarantor.

3. The Guarantee of the Guarantor on the Notes has been duly authorized, executed and delivered by the Guarantor.

The foregoing opinions are subject to the following assumptions, qualifications, and limitations:

(a) This opinion is subject to the effective applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and similar laws;

(b) This opinion is subject to the effective general principles of equity (regardless of whether considered in a proceeding in equity or at law);

(c) We express no opinion as to any matter, except as expressly set forth in paragraph 1 through 3, above;

(d) We are members of the State Bar of Georgia and express no opinion as to the law of any jurisdiction other than the State of Georgia, including but not limited to the Securities Act, the Securities Exchange Act of 1934, as amended, or the Trust Indenture Act of 1939, as amended. We also express no opinion as to any securities or blue-sky laws of the State of Georgia;

(e) Our opinions expressed herein are as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof and that may affect our opinions expressed herein;

(f) We bring to your attention the fact that our legal opinions are an expression of professional judgment and are not a guaranty of a result.

Very truly yours, WHELCHEL & DUNLAP, LLP

/s/ Whelchel & Dunlap, LLP
Madeline S. Wirt

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